Exhibit 99.1

For Immediate Release

Macatawa Bank launches Paycheck Protection Program to rescue small businesses in the Western Michigan community

HOLLAND, Mich. (April 6, 2020) – Macatawa Bank announced today they have received SBA authorizations to fund nearly $100 million in government guaranteed loans to businesses in Western Michigan. The Bank began accepting completed customer applications last week, and started filing those applications on Friday, April 3. Working over the weekend, the Bank has now submitted and received SBA authorizations to fund nearly $100 million in loans to qualifying Western Michigan small business customers. The Bank anticipates it will be able to fill the needs of many small businesses in the immediate weeks, as they struggle through these unprecedented times.

“We are pleased to participate in this program because it’s the right thing to do for our customers, and our community,” said Ronald L. Haan, Macatawa Bank President and CEO. “We are doing everything we can to help our customers, and the communities of Western Michigan, to get back on track following this challenging time,” Haan added.  “We also want to recognize and say thank you to our dedicated team of banking professionals at Macatawa Bank for developing and implementing a streamlined process that has allowed our customers to quickly take advantage of this unique business lifeline.”

The Coronavirus Aid, Relief and Economic Security (CARES) Act, includes the Paycheck Protection (PPP), a $349 billion loan program which gives small businesses and self-employed individuals 100% guaranteed loans and loan forgiveness to stay in business during the COVID-19 pandemic. These first come, first-served loans are available until June 30, 2020, or until the funds are depleted. Under the provisions of the CARES Act all banks are allowed to participate in the PPP, provided they obtain approval from the SBA (Small Business Administration). As an SBA-approved lender, Macatawa Bank commenced filing completed customer applications on April 3.

Learn more about what Macatawa Bank is doing in response to COVID-19, visit https://www.macatawabank.com/CaresAct.

About Macatawa Bank
Headquartered in Holland, Michigan Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management, and eCommerce services to individuals, businesses and governmental entities. Macatawa has a network of 26 full-service branches located throughout communities in Kent, Ottawa, and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience, and superior financial products. Macatawa Bank has been recognized for the past nine consecutive years as West Michigan's Best and Brightest Companies to Work For®. For more information, visit macatawabank.com.

For additional information contact:
Jodi Sevigny, Senior Vice President, Chief Marketing Officer
Macatawa Bank, 10753 Macatawa Drive; Holland MI  49424
P: 877.820.2265  E: jsevigny@macatawabank.com

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